Exhibit 99.1
NanoString Technologies Provides Preliminary Operational and Financial Results for Fourth Quarter and Fiscal Year 2018
— FY18 Product and Service Revenue of $83.5 million, Exceeding High-End of Guidance —
— Generated Pre-Orders for More Than 30 GeoMx™ Digital Spatial Profilers —
SEATTLE, Jan. 6, 2019 (GLOBE NEWSWIRE) -- NanoString Technologies, Inc. (NASDAQ:NSTG), a provider of life science tools for translational research and molecular diagnostic products, today provided preliminary operational and financial results for the fourth quarter and fiscal year ended December 31, 2018.
“With 16% growth in our product and service revenue, 2018 was a year of renewed commercial momentum and strong execution as the investments we’ve made in our people and commercial processes began to pay off,” said NanoString president and chief executive officer, Brad Gray. “Customer demand for our GeoMx Digital Spatial Profiler (DSP) is exceeding internal expectations, resulting in a strong pipeline of pre-orders ahead of the planned launch. 2019 promises to be an exciting year, with the GeoMx DSP launch expected to accelerate our top-line growth in the second half of the year.”
Financial Highlights:
For the fourth quarter of 2018, product and service revenue is expected to be approximately $23.5 million, exceeding the upper end of the company’s guidance range of $22 to $23 million.
Product and service revenue for fiscal year 2018 is expected to be approximately $83.5 million, exceeding the upper end of the company’s guidance range of $82 to $83 million.
Total revenue for the fourth quarter of 2018 is expected to be approximately $30 million, including approximately $6 million of collaboration revenue, versus prior guidance of $28 to $29 million. Total revenue for fiscal year 2018 is expected to be in the range of $106 to $107 million, including approximately $23 million of collaboration revenue, versus prior guidance of $104 to $106 million.
Cash, cash equivalents and short-term investments totaled more than $90 million as of December 31, 2018.
Operational Highlights:

•	Approximately 135 nCounter® Analysis Systems were sold in 2018.

•	Installed base of approximately 730 nCounter Analysis Systems at December 31, 2018, an increase of approximately 20% since year-end 2017.

•	Shipped first beta GeoMx Digital Spatial Profilers during the fourth quarter.

•	Announced that the GeoMx Priority Site program was over-subscribed, yielding pre-orders for more than 30 instruments.
Brad Gray will give a corporate update at the JP Morgan Healthcare conference at 3:30 p.m. PST on Wednesday January 9th, 2019. A live webcast of the presentation will be available online from the investor relations page of the company's corporate website at www.nanostring.com. After the live webcast, the presentation will remain available on the website for approximately 30 days.
These preliminary results are based on management's initial analysis of operations for the quarter and year ended December 31, 2018 and are subject to further internal review and audit by the company's external auditors.
About NanoString Technologies, Inc.
NanoString Technologies provides life science tools for translational research and molecular diagnostic products. The company's nCounter® Analysis System has been employed in life sciences research since it was first introduced in 2008 and has been cited in more than 2,300 peer-reviewed publications. The nCounter Analysis System offers a cost-effective way to easily profile the expression of hundreds of genes, proteins, miRNAs, or copy number variations, simultaneously with high sensitivity and precision, facilitating a wide variety of basic research and translational medicine applications, including biomarker discovery and validation. The company's technology is also being used in diagnostics. The Prosigna® Breast Cancer Prognostic Gene Signature Assay together with the nCounter Dx Analysis System is FDA 510(k) cleared for use as a prognostic indicator for distant recurrence of breast cancer.
For more information, please visit www.nanostring.com.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our preliminary estimates of fourth quarter and fiscal year 2018 operating results and financial condition, expectations for demand for our products and growth in our business and the expected commercial launch of our GeoMx Digital Spatial Profiler. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include market acceptance of our products; delays or denials of regulatory approvals or clearances for products or applications; delays or denials of reimbursement for diagnostic products; the impact of competition; the impact of expanded sales, marketing, product development and clinical activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or clinical studies; adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in our filings with the Securities and Exchange Commission. Furthermore, we are in the process of finalizing our financial results for the fourth quarter and fiscal year 2018, and therefore our finalized and audited results and final analysis of those results are not yet available. The preliminary expectations regarding 2018 revenue and year-end cash, cash equivalents and short-term investment balances are the responsibility of management, are subject to management’s review and actual results could differ from management’s expectations. The actual results are also subject to audit by our independent registered public accounting firm and no assurance is given by our independent registered public accounting firm on such preliminary expectations. You should not draw any conclusions as to any other financial results as of and for the year ended December 31, 2018 based on the foregoing estimates. These forward-looking statements speak only as of the date hereof. NanoString Technologies disclaims any obligation to update these forward-looking statements.
NanoString, NanoString Technologies, the NanoString logo, nCounter, GeoMx Digital Spatial Profilers and Prosigna are trademarks or registered trademarks of NanoString Technologies, Inc. in various jurisdictions.
Contact:
Doug Farrell
Vice President, Investor Relations & Corporate Communications
dfarrell@nanostring.com
Phone: 206-602-1768